Exhibit 99.1

AMRI Announces First Quarter 2008 Results

Company Reports Continued Strong Revenue and Margin Growth in DDS Business Segment

ALBANY, N.Y.--(BUSINESS WIRE)--AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2008.

Financial highlights for the first quarter of 2008 compared to 2007 include:

  Total contract revenue increased to $45.3 million, up 10% for the quarter
  Discovery and Development/Small Scale revenues increased 34% and 29%, respectively, for the quarter. Combined gross margin for this segment increased to 32% for the quarter from 27% in 2007
  Large Scale revenues of $18.7 million, ahead of previously announced guidance for the quarter
  Royalty revenue increased to $8.2 million, a 15% increase for the quarter

First Quarter Results

Total revenue for the first quarter of 2008 was $53.6 million, an increase of 11% compared to total revenue of $48.4 million reported in the first quarter of 2007.

Total contract revenue for the first quarter of 2008 was $45.3 million, an increase of 10% compared to total contract revenue of $41.2 million reported in 2007. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services – contract revenue for the first quarter of 2008 was $13.3 million, an increase of 34% from $9.9 million in 2007
  Development/Small Scale Manufacturing – contract revenue for the first quarter was $13.2 million, an increase of 29% from $10.3 million in 2007
  Large Scale Manufacturing – contract revenue for the first quarter of 2008 was $18.7 million, a decrease of 11% from $21.0 million in 2007

Recurring royalties from Allegra® in the first quarter of 2008 were $8.2 million, an increase of 15.2% compared to recurring royalties of $7.1 million reported in 2007. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the first quarter of 2008 was $4.7 million or $0.15 per basic and diluted share, compared to net income of $3.2 million or $0.10 per basic and diluted share in the first quarter of 2007, a 47% increase. Net income in the first quarter of 2008 includes a $1.6 million, or $0.05 per diluted share, adjustment to decrease income tax expense due to the resolution of previously uncertain tax positions. Excluding this adjustment, net income in the first quarter of 2008 on an adjusted basis was $3.1 million, or $0.10 per diluted share. Net income in the first quarter of 2007 included a $0.2 million restructuring charge related to the restructuring of our Rensselaer Large Scale manufacturing operations which was initiated in the fourth quarter of 2006.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2008 and 2007 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “The strong growth trend we experienced in the second half of 2007 in our Discovery and Development/Small Scale business components continued in our first quarter of 2008. Consistent with the strategy outlined in previous quarters, our hybrid service offering is driving revenue growth in both our U.S. and international locations. In our Large Scale business, although revenue declined compared to the prior year, we remain optimistic given we exceeded the high end of our revenue guidance. As we have previously experienced, customer delivery patterns and timing of project completions cause quarterly variability in revenue for this business, and does not correlate well on a year over year basis. We expect stronger performance in the second half of 2008 for this segment.”

Dr. D’Ambra continued, “With regard to our recurring royalties from Allegra®, we experienced a 15% increase in revenues, demonstrating growing product sales outside the U.S. coupled with favorable currency trends.”

Liquidity and Capital Resources

At March 31, 2008, AMRI had cash, cash equivalents and investments of $86.6 million, compared to $107.7 million at December 31, 2007.

The decrease of $21.1 million in cash, cash equivalents and investments in the first quarter of 2008 was due primarily to the repurchase of $13 million of the company’s common stock, changes of $11 million in working capital and capital investments of $6 million, offset by net income and depreciation of $9.3 million.

Total debt at March 31, 2008 was $14.0 million, unchanged from December 31, 2007. Cash, cash equivalents, and investments, net of debt, were $72.6 million at March 31, 2008. Total common shares outstanding, net of treasury shares, were 31,964,787 at March 31, 2008.

2008 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the second quarter and revised upward previous guidance for the full year 2008. “In the second quarter, we currently expect contract revenue to range from $43 million to $46 million, an increase of up to 15% from the second quarter of 2007. For the full year 2008, we expect contract revenue to range from $181 million to $185 million, an increase of up to 13% versus 2007.”

Mr. Frost continued, “For the second quarter we expect EPS to range from $0.08 to $0.11. For the full year we expect EPS to range from $0.38 to $0.42, which would represent up to 50% adjusted EPS growth.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The purchase of FineKem Laboratories Pvt. Limited, a manufacturing facility located in Aurangabad, India, significantly accelerating AMRI’s ability to make custom pilot scale intermediates in India.
  The completion of a new state-of-the-art 1,500 sq. ft. non-GMP High Potency development laboratory suite at the company’s Albany, NY area facilities, adding capacity to accommodate an increased demand in customer orders for this highly specialized capability.
  The repurchase of 1.4 million shares of common stock, through April 30, 2008, at a total cost of $15.7 million under the $20 million share repurchase program approved by AMRI’s board of directors on February 7, 2008.

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on May 5, 2008 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-992-7415 (for domestic calls) or 913-312-0642 (for international calls) at 9:45 a.m. EDT and provide conference code 4180894. In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon EDT on May 5, 2008. To access the replay by telephone, call 800-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 4180894. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the second quarter and full year 2008, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2008 Financial Guidance Update” regarding the strength of the company's business and prospects, including statements concerning the expected revenue growth from and business demand for the company's Discovery Services business unit, the expectation of improved profitability of large scale manufacturing, new active pharmaceutical ingredients manufactured by the company, profitability and sustaining the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, including the reaction of customers of the company to the acquisition of assets of Ariane Orgachem Pvt. Ltd. in Aurangabad/ Ferico Laboratories Ltd. in Navi Mumbai, India, and the acquisition of FineKem Laboratories Pvt. Ltd. in Aurangabad, India, the company's timing and ability to successfully integrate Arianne’s and FineKem’s operations (including migration of Arianne and FineKem to the company's systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company's, Arianne’s and FineKem’s services, the failure by the company to retain key employees of Arianne and FineKem, failure to further develop and successfully market Arianne’s and FineKem’s service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, risks related to the company's implementation of its enterprise resource planning (ERP) system, and the company's ability to effectively manage its growth, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 17, 2008, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude certain income tax related adjustments and the 2007 Large Scale restructuring charge which management believes are outside our core operational results. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of first quarter 2008 and 2007 reported income from operations, net income, and earnings per diluted share to adjusted income from operations, adjusted net income, and adjusted earnings per share:

Table 1
(Dollars in thousands, except for per share data)

Non-GAAP Measures
	First Quarter 2008	First Quarter 2007

Income from operations, as reported	$4,317	$3,937
LS restructuring	-	243
Non-GAAP Income from operations, as adjusted	$4,317	$4,180

Net income, as reported	$4,743	$3,224
Income taxes	(1,640)
LS restructuring		162
Non-GAAP Net income, as adjusted	$3,103	$3,386

Earnings per diluted share, as reported	$0.15	$0.10
Income taxes	(0.05)
LS restructuring	-	-
Non-GAAP Earnings per diluted share, as adjusted	$0.10	$0.10

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2008	March 31, 2007

Contract revenue	$45,337	$41,231
Milestones and recurring royalties	8,233	7,146
Total revenue	53,570	48,377

Cost of contract revenue	36,228	32,687
Technology incentive award	819	713
Research and development	2,909	2,381
Selling, general and administrative	9,297	8,416
Restructuring	-	243
Total costs and expenses	49,253	44,440

Income from operations	4,317	3,937

Interest income, net	522	737
Other (loss) income, net	(59)	30

Income before income tax expense	4,780	4,704

Income tax expense	41	1,480

Net income	$4,739	$3,224

Basic earnings per share	$0.15	$0.10

Diluted earnings per share	$0.15	$0.10

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

(Dollars in thousands, except for per share data)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and investments	$86,602	$107,699
Accounts receivable, net	34,846	28,006
Royalty income receivable	8,290	6,086
Inventory	22,952	22,581
Total current assets	164,534	175,260
Property and equipment, net	165,419	158,028
Total assets	378,801	386,654

Total current liabilities	$36,607	$36,369
Long-term debt, excluding current installments	4,080	4,080
Total liabilities	51,338	52,086
Total stockholders’ equity	327,463	334,568
Total liabilities and stockholders’ equity	378,801	386,654

CONTACT:
AMRI
Media:
Andrea Schulz, 518-512-2226
AMRI Corporate Communications
or
Investors:
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations